Exhibit 99.1

Investor Contact: Berkman Associates (310)826-5051 info@BerkmanAssociates.com	Company Contact: Alan Magerman, Chairman (760) 477 — 8900 xenonics@xenonics.com
Xenonics Reports Second Quarter Results
CARLSBAD, CALIFORNIA — May 12, 2009 — XENONICS HOLDINGS, INC. (NYSE AMEX:XNN) today announced financial results for the second quarter and first half of fiscal 2009. “We anticipated improved financial performance for the second quarter compared to the first quarter of fiscal 2009. The company earned an operating profit for the quarter before non-cash expenses. We expect further improvement in our top and bottom line results in the third and fourth quarters, based on higher shipments of our NightHunter high-intensity illumination products and our SuperVision high-definition night vision devices,” said Chairman Alan Magerman.
“We continue to expect the company to deliver substantially higher revenue for fiscal 2009 as a whole compared to fiscal 2008,” Magerman said.
Revenue for the three months ended March 31, 2009 was $2,802,000. This compares to revenue of $3,622,000 for the second quarter of fiscal 2008. The net loss for this year’s second quarter was $261,000, or $0.01 per share, which included non-cash expense of $304,000. This compares to net income for the second quarter of fiscal 2008 of $222,000, or $0.01 per diluted share, which included non-cash expense of $82,000.
For the six months ended March 31, 2009, revenue was $3,156,000 compared to $7,182,000 for last year’s first half. The net loss for the first six months of fiscal 2009 was $1,557,000, or $0.08 per share, which included non-cash expense of $317,000. This compares to net income for the first six months of fiscal 2008 of $534,000, or $0.03 per share, which included non-cash expense of $168,000.
At March 31, 2009, Xenonics reported working capital of $2,189,000 and a current ratio of 1.9. The company owned $1,000,000 of Auction Rate Securities (ARS) collateralized by student loans guaranteed by the U.S. government. Xenonics established a non-recourse bank line of credit for 100% of the principal balance of the ARS, with interest limited to interest earned on the ARS, and borrowed the entire $1,000,000 and invested the proceeds in a money market account. On April 3, 2009, the ARS were repurchased by the issuing bank; concurrently, the company paid off the entire bank line of credit.
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3186 Lionshead Avenue, Carlsbad, CA 92010
(760) 477-8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com

Xenonics Reports Second Quarter Results
May 12, 2009
Page Two
Conference Call
Xenonics has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its second quarter results. The dial in number is (888) 396-2356 and the passcode is 62378018. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode 17986610, after 1:00 p.m. EDT.
About Xenonics
Xenonics Holdings, Inc. (AMEX:XNN) develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.
Forward-Looking Statements
Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.
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XENONICS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	March 31,		March 31,
	2009	2008	2009	2008
Rounded in thousands, except per share amounts	(unaudited)		(unaudited)

Revenues	$2,802,000	$3,622,000	$3,156,000	$7,182,000

Cost of goods sold	1,582,000	1,944,000	1,776,000	3,750,000

Gross profit	1,220,000	1,678,000	1,380,000	3,432,000

Selling, general and administrative	1,371,000	1,270,000	2,580,000	2,586,000

Research and development	154,000	203,000	343,000	341,000

Income (loss) from operations	(305,000)	205,000	(1,543,000)	505,000

Other income/(expense):
Gain (loss) on derivative revaluation	44,000	—	(19,000)	—
Other income	4,000	—	4,000	—
Interest income	1,000	18,000	10,000	31,000
Interest (expense)	(5,000)	—	(7,000)	—

Income (loss) before provision for income taxes	(261,000)	223,000	(1,555,000)	536,000

Income tax provision	—	1,000	2,000	2,000

Net income (loss)	$(261,000)	$222,000	$(1,557,000)	$534,000

Net income (loss) per share:
Basic	$(0.01)	$0.01	$(0.08)	$0.03
Fully-diluted	$(0.01)	$0.01	$(0.08)	$0.03

Weighted average shares outstanding:
Basic	20,246,000	19,869,000	20,405,000	19,896,000
Fully-diluted	20,246,000	20,932,000	20,405,000	20,904,000

XENONICS HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2009	2008
Rounded in thousands, except par value	(unaudited)

Assets
Current Assets:
Cash	$594,000	$325,000
Accounts receivable, net	791,000	954,000
Inventories	1,927,000	1,745,000
Other current assets	230,000	375,000
Investments in marketable securities	1,000,000	—

Total Current Assets	4,542,000	3,399,000

Investments in marketable securities	—	1,000,000
Equipment, furniture and fixtures, net	164,000	161,000
Goodwill	375,000	—

Total Assets	$5,081,000	$4,560,000

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$968,000	$539,000
Accrued expenses	209,000	94,000
Accrued payroll and related taxes	176,000	173,000
Bank note payable	1,000,000	—

Total Current Liabilities	2,353,000	806,000

Commitments and contingencies

Shareholders’ Equity:
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized; 20,572,000 shares issued and 20,459,000 shares outstanding at March 31, 2009; 20,296,000 issued and 20,184,000 shares outstanding at September 30, 2008	20,000	20,000
Additional paid-in capital	24,275,000	23,744,000
Accumulated deficit	(21,261,000)	(19,704,000)

	3,034,000	4,060,000
Less treasury stock, at cost, 113,000 shares at March 31, 2009 and September 30, 2008	(306,000)	(306,000)

Total Shareholders’ Equity	2,728,000	3,754,000

Total Liabilities and Shareholders’ Equity	$5,081,000	$4,560,000